Exhibit 99.1

Changing the way the world experiences light.
FOR IMMEDIATE RELEASE
ROLAND BOPP, SENIOR TELECOM EXECUTIVE, JOINS LIGHTING SCIENCE GROUP
Westampton, New Jersey, March 13, 2009 — Lighting Science Group Corporation (OTCBB: LSCG) (“LSG”), a developer and integrator of intelligent LED lighting solutions, today announced the appointment of Roland J. Bopp as Chief Operating Officer succeeding Ken Honeycutt. Mr. Bopp comes with extensive global management experience in manufacturing, technology and engineering. Most recently, Mr. Bopp has been involved in advising emerging companies. Mr. Bopp has served as: Executive Vice President of Hochtief Inc./Turner Construction company, a global engineering and construction management company; Chairman, President & CEO of the Americas for Deutsche Telekom Inc., Executive Vice President and member of the operating board of Mannesmann, New York, N.Y. and Düsseldorf, Germany; and, Managing Director/Vice President of Mannesmann, Dusseldorf, Germany, a global engineering and telecom service company.
“We are very pleased to have Roland join our management team,” said Govi Rao, Chairman and CEO of LSG. “His experience, background and operational expertise will assist the Company in aggressively pursuing a leading position in LED lighting.”
“I am pleased to be joining Lighting Science Group at a strategic moment for the Company” said Mr. Bopp. “The Company’s strong technology and market position and recent acquisitions have, in my opinion, established a good platform for the next phase of growth.”
LSG is engaged in discussions with Ken Honeycutt, formerly President and COO of the Company, concerning his future role with the Company.
About Lighting Science
Lighting Science Group Corporation (www.lsgc.com) innovates, designs, manufactures and markets LED lighting solutions for consumer and professional applications that are environmentally friendlier and less costly to operate than traditional lighting products. The Company’s LED lighting devices are engineered to enhance lighting performance, reduce energy consumption, lower maintenance costs and eliminate the use of hazardous materials. The company is at the forefront of research and development of LED luminaires and customized LED lighting solutions for architectural and artistic projects. Lighting Science has offices in: Westampton, New Jersey; Sacramento, California; Satellite Beach, Florida; Dallas, Texas; Tokyo, Japan; Goes, The Netherlands; Buckinghamshire, England; and, Sydney, Australia.
Forward Looking Statements
Certain statements in this press release may constitute “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to statements regarding our expectations concerning management cohesion and our ability to expand and develop our business and statements using terminology such as “may,” “will,” “would,” “should,” “could,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue.” Such statements reflect the current view of LSG with respect to future events and are subject to certain risks, uncertainties and assumptions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements. Readers should carefully review the risk factors detailed under “Risk Factors” in our Form 10-K’s, Form 10-Q’s and other Securities and Exchange Commission filings. These filings can be obtained by contacting LSG’s Investor Contact.

Media Contact	Investor Contact
Stephen Roy	Steve Hamilton
212.819.4869	214-382-3650
stephen.roy@edelman.com	steve.hamilton@lsgc.com